Exhibit 10.7

AMBRX BIOPHARMA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted and Effective: June 7, 2023

Amended and Restated: October 11, 2023 (the “Effective Date”)

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Ambrx Biopharma, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy is updated and effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, the portion of each annual retainer set forth below attributable to such fiscal quarter will be pro-rated based on days served in such fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.
Annual Board Service Retainer:
a.
All Eligible Directors: $50,000
b.
Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $35,000

2.
Annual Committee Chair Service Retainer:
a.
Chair of the Audit Committee: $20,000
b.
Chair of the Compensation Committee: $15,000
c.
Chair of the Nominating and Corporate Governance Committee: $10,000

3.
Annual Committee Member Service Retainer:
a.
Member of the Audit Committee: $10,000
b.
Member of the Compensation Committee: $7,500
c.
Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan, as amended from time to time, (the “Plan”), or any successor equity compensation plan approved by the Company’s stockholders. As more fully described below, Eligible Directors may elect to receive their equity compensation in the form of stock options to purchase common stock of the Company (the “Common Stock”) or restricted stock units (“RSUs”) convertible into shares of Common Stock. All stock options granted under this policy will have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as follows: that upon a termination of service for Cause (as defined in the Plan), the stock options will expire immediately; upon termination of service for any reason other than for Cause or death, the stock options will expire 12 months after termination of service; and upon termination of service due to death, the stock options will expire 18 months after termination of service), in each case, unless otherwise determined by the Compensation Committee in the applicable form of award agreement. All RSUs granted under this policy will be convertible on a one-for-one basis into shares of Common Stock upon the vesting date or, if elected by an Eligible Director, upon termination of the director’s service.

1.
Initial Grant: In connection with each Eligible Director’s initial election or appointment to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically granted, without further action by the Board or Compensation Committee of the Board, at the election of the Eligible Director, either: (i) a stock option to purchase 36,000 shares of Common Stock or (ii) an RSU award convertible into 18,000 shares of Common Stock (the “Initial Grant”). Each Initial Grant will vest in 36 successive equal monthly installments, in the case of a stock option, or three successive equal annual installments, in the case of an RSU award, such that in either case the equity award will be fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date, and subject to, in either case, earlier vesting in full upon a Change in Control (as defined in the Plan), unless the award is assumed in connection with the Change in Control.

2.
Annual Grant: On the date of each annual stockholder meeting of the Company held on or after the Effective Date (each, an “Annual Meeting”), and if by July 1 of a given year no Annual Meeting has been scheduled for such year, then on July 1 of such calendar year (either such date, the “Annual Grant Date”), each Eligible Director who continues to serve as a non-employee member of the Board as of the Annual Grant Date will be automatically granted, without further action by the Board or Compensation Committee of the Board, at the election of the Eligible Director, either (i) a stock option to purchase 24,500 shares of Common Stock or (ii) an RSU award convertible into 12,250 shares of Common Stock(the “Annual Grant”). If an Eligible Director is elected or appointed for the first time to be an Eligible Director following the Annual Grant Date for a particular year but before the Annual Grant Date for the next year, then the Eligible Director will be automatically granted, without further action by the Board or the Compensation Committee of the Board, a prorated Annual Grant on the date of the Eligible Director’s election or appointment (the “Prorated Annual Grant”) that will be with respect to a number of shares of Common Stock equal to (i) 24,500, in the case of a stock option, or 12,250, in the case of an RSU award, multiplied by (ii) a fraction (the numerator of which is equal to (a) 12 minus (b) the number of completed months since the most recent Annual Grant Date as of the Eligible Director’s date of election or appointment, and the denominator of which is 12) with the resulting number of shares rounded down to the nearest whole share. The shares subject to the

Annual Grant or Prorated Annual Grant will vest on the earlier of (i) the one-year anniversary of the date of grant, and (ii) the day immediately prior to the next Annual Grant Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date; and provided that the shares subject to the Annual Grant or Prorated Annual Grant will vest in full upon a Change in Control, unless the award is assumed in connection with the Change in Control.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) with respect to any calendar year, including awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non- Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.